SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )1

                     Alliance Data Systems Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   018581 10 8
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 7, 2001
-------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)










--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 018581 10 8                                        Page 2 of 13 Pages

-------------------------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                       VII,  L.P.
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-------------------------------------------------------------------------------
3)   SEC Use Only
-------------------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                          5)   Sole Voting        17,922,447 shares
Shares Beneficially                     Power              of Common Stock
Owned by Each
Reporting Person
With:
                                   --------------------------------------------
                                   6)   Shared Voting
                                        Power              -0-
                                   --------------------------------------------
                                   7)   Sole Disposi-      17,922,447 shares of
                                        tive Power         Common Stock

-------------------------------------------------------------------------------
                                   8)   Shared Dis-
                                        positive Power      -0-

                                   --------------------------------------------

9)   Aggregate Amount Beneficially                         17,922,447 shares of
     Owned by Each Reporting Person                        Common Stock

-------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       24.2%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                       Page 3 of 13 Pages


------------------------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                       VIII,  L.P.
     (Entities Only)
------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
------------------------------------------------------------------------------
3)   SEC Use Only
------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization
------------------------------------------------------------------------------
Number of                          5)   Sole Voting      17,790,349 shares
Shares Beneficially                     Power            of Common Stock
Owned by Each
Reporting Person
With:
                                   -------------------------------------------
                                   6)   Shared Voting
                                        Power                -0-
                                   -------------------------------------------
                                   7)   Sole Disposi-    17,790,349 shares of
                                        tive Power       Common Stock
                                   -------------------------------------------
                                   8)   Shared Dis-
                                        positive Power       -0-
                                   -------------------------------------------
9)   Aggregate Amount Beneficially                        17,790,349 shares of
     Owned by Each Reporting Person                       Common Stock
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       24.1%
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                        Page 4 of 13 Pages


------------------------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                       VI,  L.P.
     (Entities Only)
------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
------------------------------------------------------------------------------
3)   SEC Use Only
------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization
------------------------------------------------------------------------------
Number of                           5)   Sole Voting  5,555,550 shares
Shares Beneficially                      Power        of Common Stock
Owned by Each
Reporting Person
With:
                                    ------------------------------------------
                                    6)   Shared Voting
                                         Power                -0-
                                    ------------------------------------------
                                    7)   Sole Disposi- 5,555,550 shares of
                                         tive Power    Common Stock
                                    ------------------------------------------
                                    8)   Shared Dis-
                                         positive Power       -0-
                                   -------------------------------------------
9)   Aggregate Amount Beneficially                      5,555,550 shares of
     Owned by Each Reporting Person                     Common Stock
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                     7.5%
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                             PN

CUSIP No. 018581 10 8                                        Page 5 of 13 Pages


------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)
------------------------------------------------------------------------------
2)   Check the Appropriate Box               (a) [ X ]
     if a Member of a Group                  (b) [   ]
------------------------------------------------------------------------------
3)   SEC Use Only
------------------------------------------------------------------------------
4)   Citizenship or Place                    Delaware
     of Organization
------------------------------------------------------------------------------
Number of                          5)   Sole Voting  655,555 shares
Shares Beneficially                     Power        of Common Stock
Owned by Each
Reporting Person
With:
                                   -------------------------------------------
                                   6)   Shared Voting
                                        Power                -0-
                                   -------------------------------------------
                                   7)   Sole Disposi- 655,555 shares of
                                        tive Power    Common Stock

                                   -------------------------------------------
                                   8)   Shared Dis-
                                        positive Power       -0-
                                   -------------------------------------------

9)   Aggregate Amount Beneficially                    655,555 shares of
     Owned by Each Reporting Person                   Common Stock

------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       0.9%
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN

CUSIP No. 018581 10 8                                        Page 6 of 13 Pages


------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners II, L.P.
     No. of Above Person
     (Entities Only)
------------------------------------------------------------------------------
2)   Check the Appropriate Box               (a) [ X ]
     if a Member of a Group                  (b) [   ]
------------------------------------------------------------------------------
3)   SEC Use Only
------------------------------------------------------------------------------
4)   Citizenship or Place                    Delaware
     of Organization
------------------------------------------------------------------------------
Number of                           5)   Sole Voting  268,398 shares
Shares Beneficially                      Power        of Common Stock
Owned by Each
Reporting Person
With:
                                    ------------------------------------------
                                    6)   Shared Voting
                                         Power                -0-
                                    ------------------------------------------
                                    7)   Sole Disposi- 268,398 shares of
                                         tive Power    Common Stock
                                    ------------------------------------------
                                    8)   Shared Dis-
                                         positive Power       -0-
                                    ------------------------------------------

9)   Aggregate Amount Beneficially                      268,398 shares of
     Owned by Each Reporting Person                     Common Stock
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       0.4%
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                        Page 7 of 13 Pages


------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Information
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (Entities Only)
------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
------------------------------------------------------------------------------
3)   SEC Use Only
------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
------------------------------------------------------------------------------
Number of                           5)   Sole Voting  148,766 shares
Shares Beneficially                      Power        of Common Stock
Owned by Each
Reporting Person
With:
                                    ------------------------------------------
                                    6)   Shared Voting
                                         Power                -0-
                                    ------------------------------------------
                                    7)   Sole Disposi- 148,766 shares of
                                         tive Power    Common Stock
                                    ------------------------------------------
                                    8)   Shared Dis-
                                         positive Power       -0-
                                    ------------------------------------------

9)   Aggregate Amount Beneficially                      148,766 shares of
     Owned by Each Reporting Person                     Common Stock
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                 0.2%
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                        PN

CUSIP No. 018581 10 8                                        Page 8 of 13 Pages



                                  Schedule 13G
                                  ------------

Item 1(a) -  Name of Issuer: Alliance Data Systems Corporation

Item 1(b) -  Address of Issuer's Principal Executive Offices:

                  17655 Waterview Parkway
                  Dallas, Texas 75752

Item 2(a) -  Name of Person Filing:

                  This statement is being filed by Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership ("WCAS VIII"), Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership ("WCAS VI"), WCAS Capital Partners III, L.P., a Delaware limited partnership ("WCAS CP III"), WCAS Capital Partners II, L.P., a Delaware limited partnership ("WCAS CP II"), and WCAS Information Partners, L.P., a Delaware limited partnership ("WCAS IP").

Item 2(b) - Address of Principal Business Office:

                   320 Park Avenue, Suite 2500
                   New York, New York 10022

Item 2(c) - Place of Organization:

                   WCAS VII:  Delaware
                   WCAS VIII:  Delaware
                   WCAS VI:  Delaware
                   WCAS CP III: Delaware
                   WCAS CP II: Delaware
                   WCAS IP:  Delaware

Item 2(d) - Title of Class of Securities:

                   Common Stock, $.01 par value

Item 2(e) -  CUSIP Number:

                   018581 10 8

Item 3 -     Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

             Not applicable.

Item 4 -     Ownership.

             (a) Amount Beneficially Owned:

CUSIP No. 018581 10 8                                        Page 9 of 13 Pages

             WCAS VII: 17,922,447 shares of Common Stock
             WCAS VIII: 17,790,349 shares of Common Stock
             WCAS VI: 5,555,550 shares of Common Stock
             WCAS CP III: 655,555 shares of Common Stock
             WCAS CP II: 268,398 shares of Common Stock
             WCAS IP: 148,766 shares of Common Stock

             (b)  Percent of Class:

             WCAS VII: 24.2%
             WCAS VIII: 24.1%
             WCAS VI: 7.5%
             WCAS CP III: 0.9%
             WCAS CP II: 0.4%
             WCAS IP: 0.2%

             (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:

                  WCAS VII: 17,922,447 shares of Common Stock
                  WCAS VIII: 17,790,349 shares of Common Stock
                  WCAS VI: 5,555,550 shares of Common Stock
                  WCAS CP III: 655,555 shares of Common Stock
                  WCAS CP II: 268,398 shares of Common Stock
                  WCAS IP: 148,766 shares of Common Stock

             (ii) shared power to vote or to direct the vote:  -0-

            (iii) sole power to dispose or to direct the disposition of:

                  WCAS VII: 17,922,447 shares of Common Stock
                  WCAS VIII: 17,790,349 shares of Common Stock
                  WCAS VI: 5,555,550 shares of Common Stock
                  WCAS CP III: 655,555 shares of Common Stock
                  WCAS CP II: 268,398 shares of Common Stock
                  WCAS IP: 148,766 shares of Common Stock

             (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -     Ownership of Five Percent or Less of a Class:

             Not applicable.

Item 6 -     Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Company:

             Not applicable.

CUSIP No. 018581 10 8                                      Page 10 of 13 Pages

Item 8 -     Identification and Classification of Members of the Group:

             See Exhibit 2.

Item 9 -     Notice of Dissolution of Group:

             Not applicable.

Item 10 -    Certification:

             Not applicable.

CUSIP No. 018581 10 8                                      Page 11 of 13 Pages


Signature:

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                                 By:  WCAS VII Partners, L.P., General
                                 Partner

                                 By   /s/ Jonathan M. Rather
                                   ------------------------------------------
                                      General Partner

                                 WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                 By:  WCAS VIII Associates, L.L.C., General
                                      Partner

                                 By   /s/ Jonathan M. Rather
                                   ------------------------------------------
                                      Managing Member

                                 WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                                 By:  WCAS VI Partners, L.P., General
                                 Partner

                                 By   /s/ Jonathan M. Rather
                                   ------------------------------------------
                                      Attorney-in-Fact

                                 WCAS CAPITAL PARTNERS III, L.P.
                                 By:  WCAS CP III Associates, L.L.C., General
                                      Partner

                                 By   /s/ Jonathan M. Rather
                                   ------------------------------------------
                                      Managing Member

                                 WCAS CAPITAL PARTNERS II, L.P.
                                 By:  WCAS CP II Partners, General Partner

                                 By   /s/ Jonathan M. Rather
                                   ------------------------------------------
                                      Attorney-in-Fact

                                WCAS INFORMATION PARTNERS, L.P.
                                By:  WCAS IP Partners, General Partner

                                By   /s/ Jonathan M. Rather
                                  -------------------------------------
                                     Attorney-in-Fact



Date: January 16, 2002

CUSIP No. 018581 10 8                                      Page 12 of 13 Pages


                                                                       EXHIBIT 1

AGREEMENT OF WELSH, CARSON, ANDERSON & STOWE VII, L.P., WELSH, CARSON, ANDERSON & STOWE VIII, L.P., WELSH, CARSON, ANDERSON & STOWE VI, L.P., WCAS CAPITAL PARTNERS III, L.P., WCAS CAPITAL PARTNERS II, L.P. AND WCAS INFORMATION PARTNERS, L.P.

                            PURSUANT TO RULE 13d-1(k)
                            -------------------------

          The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                            WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                            By:  WCAS VII Partners, L.P., General
                            Partner

                            By   /s/ Jonathan M. Rather
                              --------------------------------------
                                 General Partner

                            WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                            By:  WCAS VIII Associates, L.L.C., General
                                 Partner

                            By   /s/ Jonathan M. Rather
                              --------------------------------------
                                 Managing Member

                            WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                            By:  WCAS VI Partners, L.P., General
                                 Partner

                            By   /s/ Jonathan M. Rather
                              --------------------------------------
                                 Attorney-in-Fact

                           WCAS CAPITAL PARTNERS III, L.P.
                           By:  WCAS CP III Associates, L.L.C., General
                                Partner

                           By   /s/ Jonathan M. Rather
                             --------------------------------------
                                Managing Member

                           WCAS CAPITAL PARTNERS II, L.P.
                           By:  WCAS CP II Partners, General Partner

                           By   /s/ Jonathan M. Rather
                             --------------------------------------
                                Attorney-in-Fact

                           WCAS INFORMATION PARTNERS, L.P.
                           By:  WCAS IP Partners, General Partner

                           By /s/ Jonathan M. Rather
                             -------------------------------------
                                 Attorney-in-Fact
Date: January 16, 2002

CUSIP No. 018581 10 8                                       Page 13 of 13 Pages

                                                                       EXHIBIT 2

                        Identification and Classification
                             of Members of the Group
                        ---------------------------------

          Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Capital Partners III, L.P., WCAS Capital Partners II, L.P. and WCAS Information Partners, L.P. are filing this statement on Schedule 13G as a group.

          Welsh, Carson, Anderson & Stowe VII, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VII Partners, L.P., a Delaware limited partnership.

          Welsh, Carson, Anderson & Stowe VIII, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VIII Associates, L.L.C., a Delaware limited liability company.

          WCAS Capital Partners III, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP III Associates, L.L.C., a Delaware limited liability company.

          WCAS Capital Partners II, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP II Partners, a New Jersey general partnership.

          WCAS Information Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS IP Partners, a Delaware general partnership.